                     SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                                SCHEDULE 13G

                 Under the Securities Exchange Act of 1934
                          (Amendment No.   16  )*
                                         ------

                             Abbott Laboratories
                     ----------------------------------
                              (Name of Issuer)

                      Common shares without par value
                     ----------------------------------
                       (Title of Class of Securities)

                               002824 10 0
                     ----------------------------------
                              (CUSIP Number)

   Check the following box if a fee is being paid with this statement / /. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

   *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior page.

   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                        (Continued on following page(s))


                              Page 1 of  7  Pages
                                        ---

CUSIP No. 002824 10 0                   13G               Page  2  of  7  Pages
          -----------                                          ---    ---

- -------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

     Abbott Laboratories Stock Retirement Trust
     I.R.S. Identification No. 36-6047554

- -------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group*                               (b)  /x/
- -------------------------------------------------------------------------------
 (3) SEC Use Only

- -------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
     Illinois

- -------------------------------------------------------------------------------
Number of Shares              (5) Sole Voting
 Beneficially                       Power                     0
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting
 Person With                        Power                 65,483,967
                             --------------------------------------------------
                              (7) Sole Dispositive
                                    Power                     0
                             --------------------------------------------------
                              (8) Shared Dispositive
                                    Power                 65,483,967
- -------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
     65,483,967

- -------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*
     /X/
- -------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
     8.2%
- -------------------------------------------------------------------------------
(12) Type of Reporting Person*
     EP
- -------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 002824 10 0                   13G               Page  3  of  7  Pages
          -----------                                          ---    ---

- -------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

     Gary P. Coughlan
     ###-##-####

- -------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group*                               (b)  /x/
- -------------------------------------------------------------------------------
 (3) SEC Use Only

- -------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
     United States

- -------------------------------------------------------------------------------
Number of Shares              (5) Sole Voting  74,916 shares - direct
 Beneficially                       Power      (Does not include shares held in
 Owned by                                      the Abbott Laboratories Stock
 Each Reporting                                Retirement Trust for the benefit
 Person With                                   of the reporting person.)
                             --------------------------------------------------
                              (6) Shared Voting 65,483,967 - shares as Trustee,
                                    Power       Abbott Laboratories Stock
                                                Retirement Trust.
                                                1,085,640 - as Director, Abbott
                                                Laboratories Fund.
                             --------------------------------------------------
                              (7) Sole Dispositive   74,916 shares direct
                                    Power            (see note in 5 above)
                             --------------------------------------------------
                              (8) Shared Dispositive  65,483,967 as Trustee,
                                    Power             Abbott Laboratories Stock
                                                      Retirement Trust.
                                                      1,085,640 as Director,
                                                      Abbott Laboratories Fund.
- -------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
     66,751,633 (Total of 5 + 6 + 107,110 shares - right to acquire by exercise of stock options.)

- -------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

- -------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
     8.3%
- -------------------------------------------------------------------------------
(12) Type of Reporting Person*
     IN
- -------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 002824 10 0                   13G               Page  4  of  7  Pages
          -----------                                          ---    ---

- -------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

     Thomas C. Freyman
     ###-##-####

- -------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group*                               (b)  /x/
- -------------------------------------------------------------------------------
 (3) SEC Use Only

- -------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
     United States

- -------------------------------------------------------------------------------
Number of Shares              (5) Sole Voting  21,258 shares direct
 Beneficially                       Power      (Does not include shares held in
 Owned by                                      the Abbott Laboratories Stock
 Each Reporting                               Retirement Trust for the benefit
 Person With                                   of the reporting person.)
                             --------------------------------------------------
                              (6) Shared Voting 65,483,967  as Trustee Abbott
                                    Power       Laboratories Stock Retirement
                                                Trust.
                             --------------------------------------------------
                              (7) Sole Dispositive  21,258 shares
                                    Power           (See note 5 above)
                             --------------------------------------------------
                              (8) Shared Dispositive  65,483,967 as Trustee,
                                    Power             Abbott Laboratories Stock
                                                      Retirement Trust.
- -------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
     65,526,593 (total of 5 + 6 + 21,368 shares - right to acquire by exercise of stock options.)

- -------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

- -------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
     8.2%
- -------------------------------------------------------------------------------
(12) Type of Reporting Person*
     IN
- -------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 002824 10 0                   13G               Page  5  of  7  Pages
          -----------                                          ---    ---

- -------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

     Ellen M. Walvoord
     ###-##-####

- -------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group*                               (b)  /x/
- -------------------------------------------------------------------------------
 (3) SEC Use Only

- -------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
     United States

- -------------------------------------------------------------------------------
Number of Shares              (5) Sole Voting  19,000 shares direct
 Beneficially                       Power      (Does no include shares held in
 Owned by                                      the Abbott Laboratories Stock
 Each Reporting                                Retirement Trust for the benefit
 Person With                                   of the reporting person.)
                             --------------------------------------------------
                              (6) Shared Voting  65,483,967 shares as Trustee,
                                    Power        Abbott Laboratories Stock
                                                 Retirement Trust.
                             --------------------------------------------------
                              (7) Sole Dispositive  19,000
                                    Power           (See note in 5 above.)
                             --------------------------------------------------
                              (8) Shared Dispositive  65,483,967 as Trustee,
                                    Power             Abbott Laboratories Stock
                                                      Retirement Trust.
- -------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
     65,535,321  (Total of 5 + 6 + 32,354 shares - right to acquire by exercise of stock options.)
- -------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*
- -------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
     8.2%
- -------------------------------------------------------------------------------
(12) Type of Reporting Person*
     IN
- -------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

Item 1(a)      Name of Issuer:

               Abbott Laboratories

Item 1(b)      Address of Issuer's Principal Executive Offices:

               100 Abbott Park Road
               Abbott Park, Illinois  60064-3500

Item 2(a)      Name of Persons Filing:

               Abbott Laboratories Stock Retirement Trust
               Gary P. Coughlan
               Thomas C. Freyman
               Ellen M. Walvoord

Item 2(b)      Address of Principal Business Office:

               100 Abbott Park Road
               Abbott Park, Illinois  60064-3500

Item 2(c)      Citizenship:

               Abbott Laboratories Stock Retirement Trust - Illinois.

               Gary P. Coughlan, Thomas C. Freyman, and
               Ellen M. Walvoord - United States

Item 2(d)      Title of Class of Securities:

               Common shares without par value

Item 2(e)      CUSIP Number:

               002824 10 0

Item 3. If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b), check whether the person filing is an:

               [X] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974.

Item 4.        Ownership

               (a)  (See cover pages 2, 3,
               (b)  4 and 5, Items 5 through
               (c)  9 and 11.)

Item 5.        Ownership of Five Percent or Less of a Class

               Not applicable.


                                Page 6 of 7 pages

Item 6.        Ownership of More than Five Percent on Behalf of Another Person.

               The shares owned by the Abbott Laboratories Stock Retirement Trust and the dividends thereon are held for the benefit of participants of the Abbott Laboratories Stock Retirement Plan pursuant to terms of that Plan and the Trust. The Abbott Laboratories Stock Retirement Plan is a qualified profit sharing plan. As of December 31, 1994, there were 35,431 participants with share balances in the Plan.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

               Not applicable.

Item 8.        Identification and Classification of Members of the Group.

               Not applicable.

Item 9.        Notice of Dissolution of Group.

               Not applicable.

Item 10.       Certification.

               Not applicable.

Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct. This statement is filed on behalf of each individual listed below pursuant to their agreement.

                                        FEBRUARY 7, 1995
                                        --------------------------------
                                        Date

/s/ GARY P. COUGHLAN                    ABBOTT LABORATORIES STOCK
- -----------------------------           RETIREMENT TRUST
Gary P. Coughlan


/s/ THOMAS C. FREYMAN
- -----------------------------
Thomas C. Freyman


/s/ ELLEN M. WALVOORD                   /s/ THOMAS C. FREYMAN
- -----------------------------           ---------------------------------
Ellen M. Walvoord                       Thomas C. Freyman, Chairman of
                                        Trustees, Abbott Laboratories
                                        Stock Retirement Trust


                                Page 7 of 7 pages

                       Disclaimer of Beneficial Ownership
                                under Rule 13d-4
                       ----------------------------------


The filing of Schedule 13G Amendment 16 on behalf of the Abbott Laboratories Stock Retirement Trust does not constitute an admission that the undersigned is, for purposes of Section 13(d) of the Securities and Exchange Act of 1934, the beneficial owner of any securities covered by the Schedule. Pursuant to Rule 13d-4 of the Act, the undersigned disclaims such ownership with respect to any shares listed therein of which he would not otherwise be deemed to be beneficial owner.



                                           /s/ GARY P. COUGHLAN
                                        ----------------------------
                                              Gary P. Coughlan


                                             FEBRUARY 7, 1995
                                        ----------------------------
                                                   Date

                       Disclaimer of Beneficial Ownership
                                under Rule 13d-4
                       ----------------------------------


The filing of Schedule 13G Amendment 16 on behalf of the Abbott Laboratories Stock Retirement Trust does not constitute an admission that the undersigned is, for purposes of Section 13(d) of the Securities and Exchange Act of 1934, the beneficial owner of any securities covered by the Schedule. Pursuant to Rule 13d-4 of the Act, the undersigned disclaims such ownership with respect to any shares listed therein of which he would not otherwise be deemed to be beneficial owner.



                                            /s/ THOMAS C. FREYMAN
                                        -----------------------------
                                              Thomas C. Freyman


                                             FEBRUARY 7, 1995
                                        ------------------------------
                                                   Date

                       Disclaimer of Beneficial Ownership
                                under Rule 13d-4
                       ----------------------------------



The filing of Schedule 13G Amendment 16 on behalf of the Abbott Laboratories Stock Retirement Trust does not constitute an admission that the undersigned is, for purposes of Section 13(d) of the Securities and Exchange Act of 1934, the beneficial owner of any securities covered by the Schedule. Pursuant to Rule 13d-4 of the Act, the undersigned disclaims such ownership with respect to any shares listed therein of which she would not otherwise be deemed to be beneficial owner.



                                           /s/ ELLEN M. WALVOORD
                                        ----------------------------
                                              Ellen M. Walvoord


                                             FEBRUARY 7, 1995
                                        ----------------------------
                                                   Date



SEC/13G Form